(i)(15)

[DECHERT LLP LETTERHEAD]

February 5, 2015

Voya Partners, Inc.

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258

Re:	Securities Act Registration No. 333-32575
Investment Company Act File No. 811-08319

Ladies and Gentlemen:

We have acted as counsel to Voya Partners, Inc. (the “Company”), a Maryland corporation, and its series, Voya Solution 2060 Portfolio and Voya Index Solution 2060 Portfolio (the “Portfolios”), in connection with the Post-Effective Amendment No. 67 to the Registration Statement of the Company (the “Registration Statement”) and have a general familiarity with the Company’s business operations, practices and procedures.  You have asked for our opinion regarding the issuance of shares of beneficial interest by the Company in connection with the registration of Adviser Class, Initial Class, Service Class, Service 2 Class and Class T shares of Voya Solution 2060 Portfolio and Adviser Class, Initial Class, Service Class and Service 2 Class shares of Voya Index Solution 2060 Portfolio (the “Shares”).

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Company and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Shares of beneficial interest of the Portfolios being registered under the Securities Act of 1933, as amended (“1933 Act”), in the Registration Statement have been duly authorized and will be legally and validly issued, fully paid and non-assessable by the Company when issued in accordance with the terms described in the Registration Statement as filed on or about February 5, 2015.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP